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Exhibit 3.52

LIMITED LIABILITY COMPANY AGREEMENT
OF
HENRY BROS. ELECTRONICS, L.L.C.

        THIS LIMITED LIABILITY COMPANY AGREEMENT of Henry Bros. Electronics, L.L.C., is entered into effective as of the 26th day of May, 2011, by the undersigned Member.

        WHEREAS, the Company was formed as a single member limited liability company pursuant to the Certificate, filed April 14, 1999, and amended on June 4, 2001 and November 6, 2002;

        WHEREAS, the Company is a direct wholly-owned subsidiary of Henry Bros. Electronics, Inc., a California corporation (the "Member"), which is a direct wholly-owned subsidiary of Henry Bros. Electronics, Inc., a Delaware corporation ("HBE");

        WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated October 5, 2010, by and among the Kratos Defense & Security Solutions, Inc. ("Kratos"), HBE, and Hammer Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Kratos ("Merger Sub"), Merger Sub was merged with and into HBE with HBE surviving as a direct wholly-owned subsidiary of Kratos and the Company surviving as an indirect wholly-owned subsidiary of Kratos (the "Merger"); and

        WHEREAS, in connection with the completion of the Merger, the Member desires to enter into this Agreement for the purposes and in accordance with the terms and conditions set forth below.

        NOW, THEREFORE, the Member, intending to be legally bound, hereby agrees as follows:

Article 1
Definitions

        The following capitalized terms, when used in this Agreement, will have the meanings shown below:

  "Act" means the Arizona Limited Liability Company Act, as amended from time to time (or any corresponding provisions of succeeding law).

  "Agreement" means this Limited Liability Company Agreement of Henry Bros. Electronics, L.L.C.

  "Certificate" means the articles of organization filed with the Arizona Corporation Commission pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

  "Company" means "Henry Bros. Electronics, L.L.C." the entity that is the subject of this Agreement.

Article 2
Formation of Company

        2.1    Name.    The name of the Company is "Henry Bros. Electronics, L.L.C." All business of the Company will be conducted under that name or in such other name as the Member may designate.

        2.2    Principal Place of Business.    The principal place of business of the Company will be 4820 Eastgate Mall, San Diego, CA 92121. The Company may relocate its principal place of business to any other place and may have such other place or places of business as the Member may from time to time deem advisable.

        2.3    Registered Office and Registered Agent.    The address of its registered office in the State of Arizona is 2338 W. Royal Palm Road, Suite J, Phoenix, AZ 85021. The name of its registered agent at such address is Corporation Service Company.

        2.4    Qualification.    The Member will cause the Company to be qualified to do business in each jurisdiction in which such qualification is required.

        2.5    Term.    The term of the Company began on the date the original Certificate was filed and will continue in perpetuity, unless the Company is earlier dissolved in accordance with either this Agreement or the Act.

Article 3
Purpose and General Powers of Company

        The purpose of the Company is to carry on any lawful activities that can be carried on by a limited liability company organized under the Act. The Company may exercise all powers necessary to, or reasonably connected with, the Company's purpose that can be legally exercised by limited liability companies under the Act.

Article 4
Member

        4.1    Sole Member.    The Member is the sole member of the Company.

        4.2    Power and Authority to Manage Day to Day Affairs of the Company.    The Member shall have the power to exercise any and all rights or powers granted to the Member pursuant to the express terms of this Agreement and the Act.

        4.3    Action by Member.    The Member may take any actions required or permitted to be taken by it as a Member by executing a writing describing the action.

        4.4    Additional Members.    One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

Article 5
Management

        The Company will be managed by the Member. The Member will have the exclusive power and authority to oversee, direct or manage the day-to-day affairs and business of the Company, and the use of assets of the Company in connection with such affairs and business. The Member has the authority to bind the Company.

Article 6
Officers

        The Company may have officers who are appointed by the Member.

Article 7
Contributions, Profit, Loss, Allocation, Distributions, Assignment and Transfer.

        7.1    Capital Contributions.    The Member has received one hundred percent (100%) of the membership interests in the Company. The Member shall not be required to make an initial contribution to the Company.

        7.2    Additional Contributions.    The Member may make future capital contributions to the Company in such amounts and as such times as the Member determines in its sole and absolute discretion.

        7.3    Determination of Profits and Losses.    The profits and losses of the Company shall be determined in accordance with the accounting methods followed for federal income tax purposes and otherwise in accordance with sound accounting principles and procedures applied in a consistent manner.

        7.4    Allocations and Distributions.    One hundred percent (100%) of the profits, losses, income and deductions of the Company shall be allocated to the Member. Any elections or other decisions relating to such allocations shall be made by the Member in any manner that reasonably reflects the purpose and intention of this Agreement. From time to time, the Company may distribute to the Member such cash as is available for distribution.

        7.5    Assignments and Transfers.    The Member may transfer or assign in whole or in part its membership interest. When the Member transfers any portion of its membership interest in the Company pursuant to this paragraph, the transferee(s) shall be admitted to the Company upon its or their execution of an amended and restated operating agreement for the Company. Any such admission shall be deemed effective immediately prior to the respective transfer. Immediately following any such admission, any transferor Member, if all of its or their interests have been transferred, shall cease to be a member of the Company.

Article 8
Accounting, Books and Records

        8.1    Accounting Principles.    The Company's books and records will be kept, and its income tax returns prepared, under such permissible method of accounting, consistently applied, as the Member determines is appropriate.

        8.2    Fiscal Year.    The fiscal year of the Corporation shall be fixed by the Member and may be otherwise changed from time to time by resolution of the Member.

        8.3    Records, Audits and Reports.    The Company will maintain complete and accurate records and accounts of all operations and expenditures of the Company.

Article 9
Limitation of Liability

        The Member will not be personally liable for any debts, obligations, damages, or liabilities of the Company except as specifically required by law.

Article 10
Indemnification

        The Member shall not be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member. No Officer shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Officer other than fraudulent acts or omissions or those resulting from willful misconduct by such Officer. To the fullest extent permitted by applicable law, the Member and each Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member or such Officer by reason of any act or omission performed or omitted by the Member or such Officer on behalf of the Company, except that no Officer shall be entitled to be indemnified with respect to his/her fraudulent acts or omissions or those resulting from willful misconduct; provided that, any indemnity under this Section 10 shall be provided out of and to the extent of Company assets only and no Member shall have personal liability on account thereof.

Article 11
Dissolution and Termination

        11.1    Dissolution.    The Company will be dissolved upon the first to occur of the following events: (a) the written consent of the Member; (b) the sale or other disposition of all or substantially all of the assets of the Company other than to the members of the Member; (c) the withdrawal or elimination, at any time, of the last Member so that there are no Members; (d) the entry of a decree of judicial dissolution against the Company under the Act; or (e) the expiration of the term described in paragraph 2.5.

        11.2    Bankruptcy.    The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

        11.3    Winding Up, Liquidation and Distribution of Assets.    Upon dissolution, the Member will immediately proceed to wind up the affairs of the Company and will sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Member may determine that it is appropriate to distribute any assets to the Member in-kind). The Company will apply the proceeds of sale and the remaining Company assets for the following purposes and in the following order of priority: (a) to pay creditors of the Company, in satisfaction of liabilities of the Company; (b) to establish such reserves as the Member may deem reasonably necessary for contingent or unforeseen obligations of the Company (such amount to be released and distributed at the expiration of such period as the Member deems advisable); and (c) to pay the balance to the Member.

        11.4    Termination.    The Member will comply with any requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets. Upon completion of the winding up, liquidation and distribution of the assets, the Company will be deemed terminated and the Member will file a certificate of cancellation in accordance with the Act. Upon filing the certificate of cancellation, the existence of the Company will cease, except as otherwise provided in the Act.

Article 12
Miscellaneous

        12.1    Governing Law and Venue.    This Agreement will be governed by and construed under the laws of the State of Arizona, without reference to its choice of laws rules.

        12.2    Amendment.    This Agreement may be amended only in a writing signed by the Member.

        12.3    Severability.    If any clause or provision of this Agreement is determined to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Agreement shall not be affected by such determination, and in lieu of each clause or provision that is determined to be illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

        12.4    Third Party Beneficiaries and Creditors.    None of the provisions of this Agreement will be for the benefit of, or enforceable by any creditors of the Company or by any other persons, except a party hereto.

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        This Limited Liability Company Agreement of Henry Bros. Electronics, LLC is executed by the undersigned Member effective as of the date first above written.

"MEMBER":	HENRY BROS. ELECTRONICS, L.L.C.
	By:	Henry Bros. Electronics, Inc. (CA), its Member
	By:	/s/ Deanna H. Lund
	Name:	Deanna H. Lund
	Title:	Executive Vice President and Chief Financial Officer

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  Exhibit 3.52
LIMITED LIABILITY COMPANY AGREEMENT OF HENRY BROS. ELECTRONICS, L.L.C.
Article 1 Definitions
Article 2 Formation of Company
Article 3 Purpose and General Powers of Company
Article 4 Member
Article 5 Management
Article 6 Officers
Article 7 Contributions, Profit, Loss, Allocation, Distributions, Assignment and Transfer.
Article 8 Accounting, Books and Records
Article 9 Limitation of Liability
Article 10 Indemnification
Article 11 Dissolution and Termination
Article 12 Miscellaneous